Exhibit 4.3

AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, dated as of February 12, 2009 among NORTEL NETWORKS LIMITED, formerly known as NORTHERN TELECOM LIMITED, a Canadian corporation (the “Guarantor”), NORTEL NETWORKS CAPITAL CORPORATION, formerly known as NORTHERN TELECOM CAPITAL CORPORATION, a Delaware corporation (the “Issuer”), THE BANK OF NEW YORK MELLON, formerly known as The Bank of New York, a national banking association duly organized and existing under the laws of the United States of America, having its corporate trust office at 101 Barclay Street New York, New York 10286 (the “Resigning Trustee”), and LAW DEBENTURE TRUST COMPANY OF NEW YORK, a New York banking corporation duly organized and existing under the laws of the State of New York and having a corporate trust office at 400 Madison Avenue, 4th Floor, New York, New York 10017, as successor Trustee (the “Successor Trustee”).

RECITALS:

WHEREAS, there was originally authorized and issued $150 million aggregate principal amount of the Issuer’s 7.875% Notes due 2026, fully and unconditionally guaranteed by the Guarantor (the “Securities”), under an Indenture, dated as of February 15, 1996 (the “Indenture”), between the Issuer, the Guarantor and the Resigning Trustee;

WHEREAS, an Event of Default under the Indenture has occurred and is continuing;

WHEREAS, Section 607 of the Indenture provides that the Trustee may resign at any time by so notifying the Issuer and the Guarantor;

WHEREAS, Section 607 of the Indenture further provides that, if the Trustee shall resign, the Issuer shall promptly appoint a successor Trustee;

WHEREAS, Section 607 of the Indenture further provides that the successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer and the Guarantor;

WHEREAS, in accordance with Section 607 of the Indenture, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under the Indenture, upon the acceptance by a successor Trustee of its appointment as a successor Trustee;

WHEREAS, Section 609 of the Indenture provides that the Trustee (i) must satisfy with the requirements of Section 310(a)(1) of the Trust Indenture Act; (ii) at all times shall have a combined capital and surplus of at least $5 million, calculated as permitted by Section 310(a)(2) of the Trust Indenture Act; and (iii) is subject to Section 310(b) of the Trust Indenture Act including the optional provision permitted by the second sentence of Section 310(b)(9) of the Trust Indenture Act;

WHEREAS, the Resigning Trustee was appointed Registrar and Paying Agent under the Indenture; and

WHEREAS, the Resigning Trustee wishes to resign as Trustee, Registrar and Paying Agent under the Indenture; the Issuer wishes to appoint the Successor Trustee to succeed the Resigning Trustee as Trustee, Registrar and Paying Agent under the Indenture; and the Successor Trustee meets the qualification and eligibility requirements of Section 609 of the Indenture and wishes to accept its appointment as Trustee, Registrar and Paying Agent under the Indenture;

[Trustee Resignation, Appointment and Acceptance Agreement]

NOW, THEREFORE, the Issuer, the Guarantor, the Resigning Trustee and the Successor Trustee, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:

ARTICLE ONE

THE RESIGNING TRUSTEE

Section 101. Pursuant to Section 607 of the Indenture, the Resigning Trustee has notified the Issuer and the Guarantor that the Resigning Trustee is resigning as the Trustee, Registrar and Paying Agent under the Indenture.

Section 102. The Resigning Trustee hereby represents and warrants to the Successor Trustee that:

(a)	No covenant or condition contained in the Indenture has been waived by the Resigning Trustee or, to the best of the knowledge of the responsible officers of the Resigning Trustee’s corporate trust department, by the Holders of the percentage in aggregate principal amount of the Securities required by the Indenture to effect any such waiver.

(b)	There is no action, suit or proceeding pending or, to the best of the knowledge of the responsible officers assigned to the Resigning Trustee’s corporate trust department, threatened against the Resigning Trustee before any court or any governmental authority arising out of any action or omission by the Resigning Trustee as the Trustee under the Indenture.

(c)	The Resigning Trustee does not and as of the Effective Date (as defined in Section 402) will not hold any property under the Indenture.

(d)	This Agreement has been duly authorized, executed and delivered on behalf of the Resigning Trustee.

(e)	The current outstanding principal amount of the Securities as of the Effective Date is $150,000,000.

(f)	Interest on the Securities was paid to November 15, 2008.

(g)	The name and contact information of the registered holders and known beneficial holders of the Securities are listed on Schedule I.

(h)	The Event of Default is based on Section 501 (5) of the Indenture.

Section 103. The Resigning Trustee hereby assigns, transfers, delivers and confirms to the Successor Trustee all right, title and interest of the Resigning Trustee in and to the trust under the Indenture and all the rights, powers and trusts of the Trustee, Registrar and Paying Agent under the Indenture. The Resigning Trustee shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, trusts and powers hereby assigned, transferred, delivered and confirmed to the Successor Trustee as the Trustee, Registrar and Paying Agent.

Section 104. The Resigning Trustee shall deliver to the Successor Trustee, as of or immediately after the effective date hereof, all of the documents listed on Exhibit A hereto.

ARTICLE TWO

THE ISSUER AND THE GUARANTOR

Section 201. Each of the Issuer and the Guarantor hereby certifies that it is, and the officers of each of the Issuer and the Guarantor who have executed this Agreement are, duly authorized to: (a) accept the Resigning Trustee’s resignation as Trustee, Registrar and Paying Agent under the Indenture; (b) appoint the Successor Trustee as Trustee, Registrar and Paying Agent under the Indenture; and (c) execute and deliver such agreements and other instruments as may be necessary or desirable to effectuate the succession of the Successor Trustee as Trustee, Registrar and Paying Agent under the Indenture.

Section 202. Each of the Issuer and the Guarantor hereby accept the resignation of the Resigning Trustee as Trustee, Registrar and Paying Agent under the Indenture. Pursuant to Section 607 of the Indenture, the Issuer hereby appoints the Successor Trustee as Trustee, Registrar and Paying Agent under the Indenture and confirms to the Successor Trustee all the rights, powers and duties of the Resigning Trustee under the Indenture and with respect to all property and money held by such Resigning Trustee under the Indenture, with like effect as if the Successor Trustee was originally named as Trustee, Registrar and Paying Agent under the Indenture. Each of the Issuer and the Guarantor shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, powers, and duties hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

Section 203.

(a) The Issuer hereby represents and warrants to the Successor Trustee that it is a corporation duly formed and validly existing under the laws of the State of Delaware.

(b) The Guarantor hereby represents and warrants to the Successor Trustee that it is a corporation duly incorporated and validly existing under the laws of Canada.

(c) Each of the Issuer and the Guarantor represents and warrants to the Successor Trustee that (i) the Indenture was validly and lawfully executed and delivered by the Issuer and the Guarantor and is in full force and effect; and (ii)the Securities are validly issued securities of the Issuer.

ARTICLE THREE

THE SUCCESSOR TRUSTEE

Section 301. The Successor Trustee hereby represents and warrants to the Resigning Trustee and to the Property Trustee that:

(a)	The Successor Trustee is qualified and eligible under the provisions of Section 609 of the Indenture to act as the Trustee under the Indenture.

(b)	This Agreement has been duly authorized, executed and delivered on behalf of the Successor Trustee.

Section 302. The Successor Trustee hereby accepts its appointment as the successor Trustee, Registrar and Paying Agent under the Indenture and accepts the rights, powers, duties and obligations of the Resigning Trustee as the Trustee, Registrar and Paying Agent under the Indenture, upon the terms and conditions set forth therein, with like effect as if originally named as the Trustee, Registrar and Paying Agent under the Indenture.

Section 303. References in the Indenture to “Corporate Trust Office” or other similar terms shall be deemed to refer to the Corporate Trust Office of the Successor Trustee at 400 Madison Avenue, 4th Floor, New York, NY 10017 or any other office of the Successor Trustee at which, at any particular time, its corporate trust business shall be administered.

Section 304. Promptly after the execution and delivery of this Agreement, the Successor Trustee, on behalf of the Issuer, shall cause a notice, the form of which is annexed hereto marked Exhibit B to be sent to all Holders in the manner provided in Section 607 of the Indenture.

ARTICLE FOUR

MISCELLANEOUS

Section 401. Except as otherwise expressly provided herein or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meaning assigned to them in the Indenture.

Section 402. This Agreement and the resignation, appointment and acceptance effected hereby shall be effective as of the opening of business on the date first above written, upon the execution and delivery hereof by each of the parties hereto (the “Effective Date”); provided, however, that the resignation of the Resigning Trustee as Registrar and Paying Agent and appointment of the Successor Trustee as Registrar and Paying Agent shall be effective as of the close of business 10 days after the date first written above and until such date the Resigning Trustee shall continue to perform its duties under the Indenture.

Section 403. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 404. This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 405. The Issuer, the Guarantor, the Resigning Trustee and the Successor Trustee hereby acknowledge receipt of an executed counterpart of this Agreement and the effectiveness thereof.

Section 406. Notwithstanding the resignation of the Resigning Trustee effected hereby, the Issuer and the Guarantor shall remain obligated to compensate, reimburse and indemnify the Resigning Trustee in accordance with, and to the extent provided in, Section 606 of the Indenture. The Issuer also acknowledges and reaffirms its obligations to compensate, reimburse and indemnify the Successor Trustee in accordance with, and to the extent provided in, Section 606 of the Indenture, which obligations to the Successor Trustee shall survive the execution hereof.

IN WITNESS WHEREOF, the parties hereby have caused this Agreement of Resignation, Appointment and Acceptance to be duly executed as of the day and year first above written.

NORTEL NETWORKS LIMITED, as Guarantor

By:	/s/ J. Doolittle
Name:	J. Doolittle
Title:	Treasurer

By:	/s/ T. Connelly McGilley
Name:	Tracy S.J. Connelly McGilley
Title:	Assistant Secretary

NORTEL NETWORKS CAPITAL CORPORATION, as Issuer

By:	/s/ J. Doolittle
Name:	J. Doolittle
Title:	Vice President

THE BANK OF NEW YORK MELLON, as Resigning Trustee

By:	/s/ Martin Feig
Name:	Martin Feig
Title:	Vice President

LAW DEBENTURE TRUST COMPANY OF NEW YORK, as Successor Trustee

By:	/s/ Robert L. Bice II
Name:	Robert L. Bice II
Title:	Senior Vice President

EXHIBIT A

Documents to the extent available to be delivered to the Successor Trustee:

1.	Executed copy of Indenture dated as of February 15, 1996

2.	File of Closing Documents

3.	A copy of the most recent Compliance Certificate delivered pursuant to Section 1005 of the Indenture.

4.	Copies of any official notices sent by the Trustee to all the Holders of the Securities pursuant to the terms of the Indenture during the past twelve months and a copy of the most recent Trustee’s Annual Report to Holders, if any.

5.	The original Securities.

EXHIBIT B

[LAW DEBENTURE TRUST COMPANY OF NEW YORK LETTERHEAD]

NOTICE

To the Holders of

Nortel Networks Limited and

Nortel Networks Capital Corporation

7.875% Notes due 2026

CUSIP No. 665810AB3

NOTICE IS HEREBY GIVEN, pursuant to Section 607 of the Indenture dated as of February 15, 1996 by and between Nortel Networks Limited, formerly known as Northern Telecom Limited, as Guarantor, Nortel Networks Capital Corporation, formerly known as Northern Telecom Capital Corporation, as Issuer, and The Bank of New York Mellon, formerly known as The Bank of New York, as Trustee, that The Bank of New York Mellon has resigned as Trustee under the Indenture.

Pursuant to Section 607 of the Indenture, Law Debenture Trust Company of New York, a New York banking corporation duly organized and existing under the laws of the State of New York, has accepted appointment as Trustee under the Indenture. The address of the Corporate Trust Office of Law Debenture Trust Company of New York is 400 Madison Avenue, 4 th Floor, New York, NY 10017.

The Bank of New York Mellon’s resignation as Trustee and Law Debenture Trust Company of New York’s appointment as successor Trustee were effective as of the opening of business on February 12, 2009.

Dated: New York, New York

    February 12, 2009

Very truly yours,

By:
Name:
Title:

SCHEDULE I

NAME & ADDRESS OF REGISTERED HOLDERS:

NAME & ADDRESS OF BENEFICIAL HOLDERS: